EXHIBIT 99.1




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                       [LETTERHEAD OF BELMAC CORPORATION]




NEWS RELEASE




FOR IMMEDIATE RELEASE

                BELMAC COMPLETES $1.77 MILLION PRIVATE PLACEMENT

TAMPA, FLORIDA, November 3, 1995 - Belmac Corporation (ASE:BLM) announced today that it has completed $1.77 million of private placements of units resulting in net proceeds to the Company (after payment of commissions and expenses of the placement agent) of approximately $1.59 million. The units included the sale of 12% promissory notes, which become due between July 31, 1996 and September 30, 1996, in the aggregate principal amount of $1,770,000 and 251,250 shares of Common Stock representing approximately 8.4% of the outstanding Common Stock. Holders of promissory notes in the aggregate principal amount of $720,000 may, at their option, convert the notes into an aggregate of 240,000 shares of Common Stock, which would represent an additional 7.4% of the outstanding Common Stock. "The proceeds will be used to fund the Company's working capital needs" said James R. Murphy, Chairman and CEO of Belmac. Mr. Murphy noted that with the current trend of increased revenues and reduced expenses, the added available capital will facilitate Belmac's efforts to attain profitability.

Belmac Corporation, headquartered in Tampa, Florida is an international pharmaceutical and healthcare company engaged in the research & development, manufacturing, marketing and distribution of ethical pharmaceuticals, disposable healthcare products and fine chemicals in France, Spain and the United States.

                                     FOR FURTHER INFORMATION, CONTACT:

                                        James R. Murphy, Chairman & CEO
                                        (813) 286-4401